EXHIBIT 11

                        COMPUTATION OF BASIC AND DILUTED
                               EARNINGS PER SHARE
                                   (UNAUDITED)

                                                        For Three Months Ended
                                                        ----------------------
                                                    June 30, 2000       June 30, 1999
                                                    -------------       -------------
Number of shares on which basic
  earnings per share is calculated:

Average shares outstanding during period            1,767,618,661       1,812,074,414

Add - Incremental shares under stock
  compensation plans                                   47,477,949          58,575,124

Add- Incremental shares associated
  with contingently issuable shares                     2,945,635                  --
                                                   --------------      --------------

Number of shares on which diluted
  earnings per share is calculated                  1,818,042,245       1,870,649,538
                                                   ==============      ==============

Net income applicable to common
  shareholders (millions)                          $        1,936      $        2,386

Less - net income applicable to
  contingently issuable shares (millions)                       9                  --
                                                   --------------      --------------

Net income on which diluted
  earnings per share is calculated (millions)      $        1,927      $        2,386
                                                   ==============      ==============

Diluted earnings per share                         $         1.06      $         1.28

Basic earnings per share                           $         1.10      $         1.32

Stock options to purchase 25,390,405 shares and 287,300 shares were outstanding as of June 30, 2000 and 1999, respectively, but were not included in the computation of diluted earnings per share because the options' exercise price during the respective periods was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive. In addition, 3,031,183 restricted stock units as of June 30, 1999 relating to the company's Long-Term Performance Plan were not included in the computation of diluted earnings per share as their effect would have been antidilutive. Net income applicable to common shareholders excludes preferred stock dividends of $5 million for the three months ended June 30, 2000 and 1999.

                        COMPUTATION OF BASIC AND DILUTED
                        EARNINGS PER SHARE - (continued)
                                   (UNAUDITED)

                                                      For Six Months Ended
                                                      ---------------------
                                                June 30, 2000       June 30, 1999
                                                -------------       -------------
Number of shares on which basic
  earnings per share is calculated:

Average shares outstanding during period        1,772,402,745       1,817,953,371

Add - Incremental shares under stock
  compensation plans                               49,964,337          58,683,577

Add - Incremental shares associated
  with contingently issuable shares                 1,659,239                  --
                                               --------------      --------------

Number of shares on which diluted
  earnings per share is calculated              1,824,026,321       1,876,636,948
                                               ==============      ==============

Net income applicable to common
  shareholders (millions)                      $        3,450      $        3,851

Less - net income applicable to
  contingently issuable shares (millions)                   9                  --
                                               --------------      --------------

Net income on which diluted earnings
  per share is calculated (millions)           $        3,441      $        3,851
                                               ==============      ==============

Diluted earnings per share                     $         1.89      $         2.05

Basic earnings per share                       $         1.95      $         2.12

Stock options to purchase 24,542,800 shares and 417,500 shares were outstanding as of June 30, 2000 and 1999, respectively, but were not included in the computation of diluted earnings per share because the options' exercise price during the respective periods was greater than the average market price of the common shares, and therefore, the effect would have been antidilutive. In addition, 2,953,924 restricted stock units as of June 30, 1999 relating to the company's Long-Term Performance Plan were not included in the computation of diluted earnings per share as their effect would have been antidilutive. Net income applicable to common shareholders excludes preferred stock dividends of $10 million for the six months ended June 30, 2000 and 1999.


                                      -24-